As filed with the United States Securities and Exchange Commission on October 28, 2021.

No. 333-253232

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5

TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRINE II ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1575523
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

228 Park Avenue S., Ste 63482
New York, NY 10003
Telephone: (212) 503-2855
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark J. Coleman, Esq.
Executive Vice President and General Counsel
228 Park Avenue S., Ste 63482
New York, NY 10003
Telephone: (212) 503-2850
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Raphael M. Russo, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Tel: (212) 373-3000 Fax: (212) 757-3990	Christian O. Nagler Sean T. Wheeler, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: 212-446-4800 Fax: 212-446-4900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	34,500,000 units	$10.00	$345,000,000	$37,639.50
Class A ordinary shares included as part of the units(3)	34,500,000 shares	—	—	—	(4)
Redeemable warrants included as part of the units(3)	17,250,000 warrants	—	—	—	(4)
Total			$345,000,000	$37,639.50	(5)

(1)	Estimated solely for the purpose of calculating the registration fees.
(2)	Includes 4,500,000 units, consisting of 4,500,000 Class A ordinary shares and 2,250,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Trine II Acquisition Corp. (alternatively, the “Registrant,” “we,” “us,” “our” and other similar terms) is filing this Amendment No. 5 (this “Amendment”) to its Registration Statement on Form S-1 (File No. 333-253232) solely for the purpose of filing the exhibits attached hereto. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC expenses	$53,323
FINRA expenses	73,813
Accounting fees and expenses	127,500
Travel and road show	10,000
Printing and engraving expenses	40,000
Legal fees and expenses	440,000
Stock exchange listing and filing fees	57,000
Miscellaneous	36,684
Total	$838,500

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On January 22, 2021, our sponsor paid $25,000, or approximately $0.002 per share, to cover certain of our offering and formation costs in consideration of 12,218,750 Class B ordinary shares, each having a par or nominal value of $0.0001. In February 2021, our sponsor transferred 25,000 Class B ordinary shares to each of Mrs. Linden and Messrs. Deevy, Dodson, Fulop, Kay, Moran and Seltzer, our director nominees , in each case for the consideration of $51.15 (or approximately $0.002 per share), resulting in our sponsor holding 12,043,750 Founder Shares. On September 28, 2021, our sponsor forfeited to us 3,593,750 Class B ordinary shares in order to maintain the number of Class B ordinary shares , on an as converted basis, at 20% of our issued and outstanding ordinary shares upon consummation of this offering, resulting in our initial shareholders holding 8,625,000 Class B ordinary shares. Immediately prior to the closing of this offering, our sponsor is expected to forfeit to us 1,500,000 Class B ordinary shares in connection with the issuance of Class B ordinary shares to the sponsor co-investors and we intend to deliver an aggregate of (i) 1,500,000 Class B ordinary shares, or 20.0% of the issued and outstanding Class B ordinary shares (assuming that the underwriters’ option to purchase additional units is not exercised), and (ii) 2,400,000 private placement warrants to our sponsor co-investors. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

Our sponsor and certain of our sponsor co-investors have committed, pursuant to written agreements, to purchase an aggregate of 16,000,000 private placement warrants (or 17,800,000 private placement warrants if the underwriters’ over-allotment option is exercised in full), each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant ($16,000,000 in the aggregate or $17,800,000 if the underwriters’ over-allotment option is exercised in full), in private placements that will close simultaneously with the closing of this offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is incorporated herein by reference.

(b)	The financial statements and notes thereto beginning on page F-1 are incorporated herein by reference.

Item 17. Undertakings.

(i)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(ii)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(iii)	The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1*	Memorandum and Articles of Association.
3.2	Form of Amended and Restated Memorandum and Articles of Association.
4.1*	Specimen Unit Certificate.
4.2*	Specimen Class A Ordinary Share Certificate.
4.3*	Specimen Warrant Certificate.
4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
5.2*	Opinion of Walkers (Cayman) LLP, Cayman Islands legal counsel to the Registrant.
10.1*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.2*	Form of Registration and Shareholder Rights Agreement among the Registrant, the Sponsor and the Holders signatory thereto.
10.3*	Form of Private Placement Warrants Purchase Agreement between the Registrant and the Sponsor.
10.4*	Form of Indemnity Agreement.
10.5*	Promissory Note, dated January 22, 2021, issued by the Registrant to the Sponsor.
10.6*	Securities Subscription Agreement, dated as of January 18, 2021, between the Registrant and the Sponsor.
10.7*	Form of Letter Agreement among the Registrant, the Sponsor and director and executive officer of the Registrant.
10.8*	Form of Administrative Services Agreement between the Registrant and the Sponsor.
10.9	Form of Securities Purchase Agreement between the Registrant and a sponsor co-investor.
10.10	Form of Securities Purchase Agreement between the Registrant and a sponsor co-investor.
10.11	Form of Securities Purchase Agreement between the Registrant and a sponsor co-investor.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included on Exhibit 5.1).
23.3*	Consent of Walkers (Cayman) LLP (included on Exhibit 5.2).
24*	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1*	Consent of Brian Deevy
99.2*	Consent of David Dodson
99.3*	Consent of Ric Fulop
99.4*	Consent of Jason Kay
99.5*	Consent of Josephine Linden
99.6*	Consent of Jim Moran
99.7*	Consent of Jamie R. Seltzer

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of October, 2021.

TRINE II ACQUISITION CORP.

By:	/s/ Pierre M. Henry
	Name:	Pierre M. Henry
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chair of the Board of Directors	October 28, 2021
Leo Hindery, Jr.

/s/ Pierre M. Henry	Chief Executive Officer and Director	October 28, 2021
Pierre M. Henry	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer	October 28, 2021
Richard A. Miller	(Principal Financial Officer and Principal Accounting Officer)

*By:	/s/ Pierre M. Henry
Attorney-in-fact

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